Exhibit 99.2

VASCO Data Security International, Inc.

Q1 2011 Earnings Conference Call

Prepared Remarks

April 26, 2011

Comments by Ken Hunt:

Good morning everyone. For those listening in from Europe, good afternoon, and from Asia, good evening.

My name is Ken Hunt, and I am the Chairman, Founder & CEO of VASCO Data Security International, Inc. On the call with me today are Jan Valcke, our President & Chief Operating Officer, and Cliff Bown our EVP and Chief Financial Officer.

Before we begin the conference call, I need to brief all of you on “Forward Looking Statements.”

Forward Looking Statements

STATEMENTS MADE IN THIS CONFERENCE CALL THAT RELATE TO FUTURE PLANS, EVENTS OR PERFORMANCES ARE FORWARD-LOOKING STATEMENTS. ANY STATEMENT CONTAINING WORDS SUCH AS “BELIEVES,” “ANTICIPATES,” “PLANS,” “EXPECTS,” AND SIMILAR WORDS, IS FORWARD-LOOKING, AND THESE STATEMENTS INVOLVE RISKS AND UNCERTAINTIES AND ARE BASED ON CURRENT EXPECTATIONS. CONSEQUENTLY, ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THE EXPECTATIONS EXPRESSED IN THESE FORWARD-LOOKING STATEMENTS. I DIRECT YOUR ATTENTION TO THE COMPANY’S FILINGS WITH THE U.S. SECURITIES AND EXCHANGE COMMISSION FOR A DISCUSSION OF SUCH RISKS AND UNCERTAINTIES IN THIS REGARD.

General Comments – Ken Hunt

Today, we are going to review the results for the 1st quarter of 2011. As always, we will host a question and answer session after the conclusion of management’s prepared remarks. If possible, I would like to budget one hour total for this conference call. If you can limit your questions to one or two, it would be appreciated.

The first quarter of 2011 was our second best quarter in VASCO’s history and the strongest first quarter ever in terms of revenue.

Revenues for Q1 were $36.4 million, an increase of approximately 52% compared to 1st quarter of 2010. Q1 2011 was our 33rd consecutive positive quarter in terms of operating income. Our gross profit for the quarter was approximately 62% of revenue and our operating income was approximately 8.4% of revenue.

During the quarter, we sold an additional 574 new accounts, including 126 new banks, and 448 new enterprise security customers. This compares to the first quarter a year ago in which we sold 438 new accounts, including 52 banks and 386 enterprise security customers. We now have approximately 10,000 customers, including more than 1,700 banks in more than 100 countries. Although management considers the number of new customers as an indicator of the momentum of our business and effectiveness of our distribution channel, the number of new customers is not indicative of future revenue.

During the first quarter of 2011, our cash increased by slightly less than 1% while our working capital balance decreased 6% from December 31, 2010. Our cash and working capital balances were impacted by our cash purchase of DigiNotar for 10 million Euro.

Our strong balance sheet gives us the flexibility to take advantage of new opportunities as they arise to strengthen our product line or our market position.

We believe that 2011 will be a strong year. Our strong order intake and significant backlog of orders scheduled to ship and invoice in 2011 and beyond are important and concrete signs that our business is gaining momentum.

We entered 2011 with a backlog of approximately $56 million, substantially higher than our reported backlog at December 31, 2009, which was approximately $20 million. Our belief that we are back on track for a period of strong and sustainable growth is strengthened by the growing backlog for the remainder of 2011, including a strong order intake in Q1 of 2011 compared to Q1 of 2010.

Q1 was a remarkable quarter in many ways. In this quarter, we saw strong growth in large orders and deliveries in the banking sector. It is clear, we believe, that the banks are back, and they are back in force.

However, our Enterprise and Application Security markets’ performance was somewhat weaker than anticipated in Q1. The combination of a higher than expected growth in banking, and a lower than expected result in Enterprise, resulted in a lower gross margin for the quarter. We do believe that our gross margin will start improving from the second quarter onwards.

As we reported in earlier conference calls, while others were cutting or freezing expenses during the economic downturn, VASCO was investing in its people and its products. During 2010, we hired 48 net new staff, and built and launched our DIGIPASS as a Service or DPS platform. We do not anticipate any significant hiring for our traditional business over the remainder of 2011, but we are hiring for DPS.

Our services product offering was also strengthened by the acquisitions of DigiNotar and Alfa & Ariss. During January 2011, we acquired DigiNotar B.V. of The Netherlands. This new VASCO entity is in the business of PKI (Public Key Infrastructure), providing identity verification and digital document signing, mainly through a services, or “cloud” model. It fits perfectly with VASCO’s DPS services model.

The company has an established customer base in the Dutch e-government sector, with customers such as the Dutch Tax Department, the Dutch Ministries of Justice, Social Affairs and Employment, the Dutch Chamber of Commerce and others. Other markets of DigiNotar include the legal and notary professions, banks, insurance companies and others.

With DigiNotar, we strengthen our digital signature offerings, the third of our three core activities;

•	User authentication,

•	Electronic signature, and again

•	Digital signature.

DigiNotar is selling the bulk of its technologies in a service model. DigiNotar and DPS will be part of VASCO’s services organization which will report to me directly.

Alfa & Ariss has strong ties with DigiNotar. DigiNotar’s authentication gateway server was developed in close cooperation with Alfa & Ariss. On April 1, 2011, we acquired all of the stock of Alfa &Ariss in exchange for cash consideration of 1 million Euro, or $1.4 million using the exchange rate at the date of close. The acquisition was financed from our existing cash balances and is expected to have a slightly dilutive impact on earnings in fiscal 2011.

Alfa & Ariss was founded in 1999 and is an authority in the field of developing open identity and access management solutions. OpenASelect is Alfa & Ariss’ high-profile authentication server platform. Companies implementing the OpenASelect platform don’t need to invest in know-how or infrastructure, allowing them to focus on their core business. Alfa & Ariss’ OpenASelect platform will be connected to VASCO’s DIGIPASS as a Service platform.

Alfa & Ariss brings important know-how and engineering capabilities to VASCO. We believe that its abilities in the fields of linking applications in-the-cloud and authentication management tools are important for VASCO’s long term strategy.

As I reported in the last conference call, Jan Valcke will be focused on the return of VASCO’s traditional DIGIPASS products business to its former strong growth. We expect that DPS and DigiNotar will leverage their growth by working with VASCO’s traditional sales force and their customers and prospects.

We believe that VASCO has never been stronger when it comes to our competitive offerings, both in the product field and with our new services strategy.

Finally, we are very optimistic about our recently announced partnership with Intel in which VASCO’s technology will be embedded in their next generation Sandy Bridge Chipset. Digipasses will be lying dormant in tens of millions of Intel chips integrated into the PCs and laptops of leading manufacturers, waiting to be activated by VASCO for a fee, and to be used with Internet applications of all kinds. We expect this partnership to generate meaningful business in the future.

Introduce Jan Valcke:

At this time I would like to introduce Jan Valcke, VASCO’s President and Chief Operating Officer. Jan.

Comments by Jan Valcke:

Thank you, Ken.

Ladies and gentlemen,

In the first quarter of 2011, we saw an important growth in banking accompanied by a somewhat disappointing result in enterprise and application security. We expect that this business will improve going forward.

The first quarter of 2011 was very strong, in fact, the strongest 1st quarter in the Company’s history. This positive performance defied normal historic trends in which the first quarter is usually seasonally down when compared to the fourth quarter of the previous year. Contributing to the strong quarter were some very large banking orders that we began delivering during the fourth quarter of 2010 and also reported as backlog entering 2011.

Our business mix is an important contributor to VASCO’s success. In Q4 2010, our Enterprise and Application Security business was very successful due to the effects of a so-called “budget flush” in that sector. We believe this is a further indication that the economic crisis is over in most countries. We also believe that relatively weak first quarter results for our Enterprise and Application Security business was due to the increased spending of our enterprise customers at the end of 2010.

Nevertheless, now that the economy appears to be returning to normal, we expect that our Enterprise and Application Security business will provide revenue growth for full year 2011 compared to 2010, an important element in maintaining our traditional gross margins. We already see the first indications of this return to normality in our order intake for enterprise security in the first quarter and the beginning of Q2.

We believe that VASCO is more and more perceived as a global market leader in authentication. We see that in the number of people that attend our webinars and events. We also see that in the volume of press coverage that appears globally about VASCO.

We are also becoming very strong in vertical markets outside the banking sector, such as healthcare, education, e-commerce, gaming and others. In fact, we have introduced a direct touch model to tackle some very important verticals. You can expect to hear more about this in the future.

VASCO has invested heavily in its enterprise security business over the last couple of years. This has resulted in a VASCO sales team that is trained, a high-quality reseller network, and the right products to address our markets. To further drive business, we announced an enhanced channel strategy for North America and EMEA during the first quarter of 2011.

Our traditional business is very healthy. We believe that it will provide opportunities for substantial growth in the years ahead. As a result, it will provide a strong platform from which we can grow our services business in a planned and structured way.

In the product and technology field, we have made some very important steps in our evolution towards a software focused company. Ken has already mentioned our recent acquisitions. Both DigiNotar and Alpha & Ariss strengthen our services and digital signature/PKI business. Alpha &

Ariss also brings us the engineering capabilities to turn our Identikey server into a true multi-protocol platform, which we believe will be very beneficial for our channel business. The acquisitions also bring us an important foothold in e-government, another key vertical for VASCO.

Demonstrating that the “embedded” strategy we described over a year ago is working, we announced in the first quarter that our DIGIPASS software will be embedded in Intel’s new Sandy Bridge Chip-Set. By embedding millions of dormant DIGIPASS in a multitude of end user platforms, we believe we are establishing the foundation from which the market can use strong authentication when accessing online applications of all types. A growing number of “Cloud” based applications will need strong authentication which is proven, flexible, easy to use, and cost effective. We believe VASCO is well positioned to be successful in that market, both with its traditional business and with DPS.

Our people are the most important asset. During the past economic and financial crisis, VASCO continued to invest in new hires, particularly sales and R&D staff. We are convinced that this strategy was the right one and will give VASCO an important advantage over its competition.

Thank you

Introduce Cliff Bown:

Thank you Jan. At this time I would like to introduce Cliff Bown, VASCO’s EVP and Chief Financial Officer.

Comments by Cliff Bown:

Thank you Ken and welcome to everyone on the call.

As noted earlier by Ken, revenues for the first quarter of 2011 were $36.4 million, an increase of $12.4 million or 52% from the first quarter of 2010. The increase in revenue for the first quarter reflected a 71% increase from the Banking market and a 2% decrease from the Enterprise and Application Security market. Revenues from the recent acquisition of DigiNotar and the impact on revenues from the change in currency rates were not significant in the comparison of Q1 2011 to Q1 2010.

As you may know, DigiNotar provides services on its own platform to customers and earns revenue on a monthly basis as those services are rendered. As you may also know, DigiNotar’s approach is very similar to and complementary with our own Digipass as a Service product offering. As a result, we expect that it will take time to build the subscriber base for DigiNotar and Digipass as a Service to the point that they are generating significant recurring quarterly revenue.

The distribution of our revenue in the first quarter of 2011 between our two primary markets was approximately 83% from the Banking market and 17% from the Enterprise and Application Security market. In the first quarter of 2010, approximately 74% came from the Banking and 26% came from Enterprise and Application Security.

The geographic distribution of our revenue in the first quarter of 2011 was approximately 73% from Europe, 6% from the United States, 6% from Asia and the remaining 15% from other countries. For the first quarter of 2010, 68% of the revenue was from Europe, 9% was from the U.S., 5% from Asia and 18% was from other countries.

Gross profit as a percentage of revenue, or gross margin, for the first quarter 2011 was approximately 62% and compares to 70% for first quarter of 2010. The decline in gross margin is primarily related to the substantial growth in revenues from the banking market, which was driven in part by large orders at lower average prices and lower margins from several banks in several geographic regions. While we did have a significant amount of large orders, we also experienced growth on a broad basis as revenues from the Banking market increased in all of our geographic areas in the first quarter of 2011 compared to the first quarter of 2010.

The decline in margins also reflected a reduction in the revenues in the Enterprise and Application Security market and a reduction in our non-hardware revenues as a percent of total revenue. As mentioned earlier, revenue from our Enterprise and Application Security market, which generally has margins that are 20 to 30 percentage points higher than the Banking market, was 17% of our total revenue in Q1 2011 compared to 26% in Q1 2010. Non-hardware revenues were approximately 22% of total revenue in the first quarter of 2011 compared with 24% in the first quarter of 2010.

Operating expenses for the first quarter of 2011 were $19.6 million, an increase of $3.6 million or 23% from the first quarter of 2010. The increase in operating expenses primarily reflects the expenses associated with DigiNotar, both operational as well as the amortization of purchased intangibles, and increased expenses associated the increased headcount resulting from our aggressive hiring program in 2010.

Of the total $3.6 million increase, approximately $1.6 million was related to the acquisition of DigiNotar and approximately $1.4 million was related to compensation. Average headcount for the first quarter of 2011 was 371 persons, an increase of 23% from an average headcount of 302 persons for the first quarter of 2010.

Changes in currency rates were not a major factor in the comparison of operating expenses in Q1 2011 vs. Q1 2010.

Operating expenses increased $1.6 million, or 20% in sales and marketing, $0.8 million or 24% in research and development, $0.7 million, or 15% in general and administrative and $0.6 million or 492% in amortization of purchased intangible assets when compared to the first quarter in 2010.

Operating income for the first quarter of 2011 was $3.1 million, an increase of $2.3 million, or 324%, from the first quarter of 2010.

Operating income as a percent of revenue, or operating margin, was 8% for first quarter of 2011 compared to 3% for the first quarter of 2010.

The Company reported income tax expense of $972 thousand for the first quarter of 2011 compared to $282 thousand for the first quarter in 2010. The effective tax rate was 28% for the first quarter of 2011 and compares to 33% as reported for the first quarter of 2010. The effective rates for both periods reflect our estimate of our full-year tax rate at the end of each respective period. Under our current structure, our effective rate will be very sensitive to the level of full-year pretax income. As pretax income increases, we expect the effective rate to decline. As pretax income decreases, the effective rate will increase.

Earnings before interest, taxes, depreciation, and amortization (EBITDA or operating cash flow if you will) was $4.5 million for the first quarter of 2011 and is 196% higher than the $1.5 million reported for the first quarter of 2010.

The makeup of our workforce as of March 31, 2011 was 399 people worldwide with 202 in sales, marketing, customer support and operations, 131 in research and development and 66 in general and administrative. The average headcount for the first quarter of 2011 was 371 persons, which was 23% higher than the average headcount for the first quarter of 2010 of 302 persons.

Turning for a moment to the balance sheet, our net cash balance remained relatively constant while our working capital decreased from December 31, 2010.

During the first quarter of 2011, our cash balance increased by $0.5 million, or less than 1%, to $86.0 million from $85.5 million at December 31, 2010. The increase in cash reflected a strong cash flow from operations and the benefit of a stronger Euro at March 31, 2011 compared to December 31, 2010, partially offset by the acquisition of DigiNotar for 10 million Euros or approximately $13.2 million using the exchange at December 31, 2010.

Our working capital decreased $6.1 million or 6% from $96.9 million at December 31, 2010 to $90.8 million at March 31, 2011. The reduction in working capital reflected the cash purchase of DigiNotar, partially offset by the strong cash flow from operations.

We had no debt outstanding at either March 31, 2011 or December 31, 2010.

Thank you for your attention. I would now like to turn the meeting back to Ken.

Ken Hunt: Thank you, Cliff

Closing Remarks

I must say that I am very pleased with our performance in Q1 2011. Revenue in Q1 was the strongest 1st Quarter in the Company’s history and the second highest of all quarters. We believe that our decision to continue investing in our business during the past two years is beginning to bear fruit. We also believe that our investment in many new products, the DIGIPASS as a Service platform, and the acquisitions of DigiNotar and Alfa & Ariss will yield a positive return to our stockholders over the long run. Because of this investment strategy during difficult times, we are a stronger company and more competitive than ever. Now is the time to focus on realizing a return on those investments.

Now, for guidance.

We would now like to reaffirm our guidance for the full-year 2011.

•	First, we maintain our previous guidance for revenue growth of 20% or more for full-year 2011 over full-year 2010, and

•

Second, also consistent with prior guidance, we expect that full-year 2011 operating income, excluding expenses related to the amortization of acquisition-related intangible assets, will be in a range between 8% to 12% of revenue.

This concludes our presentations today and we will now open the call for questions. As I mentioned earlier, as a courtesy to others on the call, I would appreciate it if you would limit your questions to an initial question plus a follow-up. If you have additional questions, please get back into the queue.

Operator?

Q&A Session: